Exhibit 99.2

SeaStar Medical

3Q’26 Financial Results Conference Call

November 11, 2026, 4:30 pm ET

[Introduction]

Thank you, operator. Good afternoon and thank you for joining the SeaStar Medical Third Quarter 2026 Financial Results conference call. I’m Jackie Cossmon, with Wheelhouse Life Science Advisors. Joining me from SeaStar Medical today are:

●	Eric Schlorff, Chief Executive Officer,

●	Tim Varacek, Senior Vice President of Commercial & Business Operations,

●	Doctor Kevin Chung, Chief Medical Officer, and

●	Mike Messinger, Chief Financial Officer

I would like to remind listeners that comments made during this call by management will include forward-looking statements within the meaning of federal securities laws. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any anticipated results. For a list and description of these risks and uncertainties, please review SeaStar Medical’s filings with the Securities and Exchange Commission.

Furthermore, the content of this conference call contains information that is accurate only as of the date of the live broadcast, November 11th, 2026. SeaStar Medical undertakes no obligation to revise or update any statements to reflect events or circumstances, except as required by law.

And now, I'd like to turn the call over to Eric. Eric…

[ERIC Schlorff, Chief Executive Officer]

Thank you, Jackie. And thank you all for joining us today.

We made good progress on several fronts this quarter. We saw strong QUELIMMUNE demand in the ultra-rare pediatric AKI market, and we continue to build momentum in educating the critical care pediatric health care community. Kevin Chung, our CMO, presented data on QUELIMMUNE at several medical meetings and we are already sharing with critical care professionals the statistically significant higher survival in QUELIMMUNE-treated patients in our patient registry that was highlighted at the late-breaking presentation at ASN Kidney Week 2026. And importantly, we believe this growing momentum of interest reinforces the promise of our SCD therapy for our pipeline indications, the first of which is for adult patients with AKI on continuous renal replacement therapy, or CRRT.

The NEUTRALIZE-AKI pivotal clinical trial for this patient population is well underway and has enrolled about 75% of its intended 339 patients. The results of this trial will be critical for understanding the role of our SCD therapy in preventing life-long dialysis treatment and saving lives. As we have said previously, our enrollment in this trial is moderated by strict inclusion and exclusion criteria designed to enroll patients most appropriate for the study, which supports a well-defined trial population and more rigorous evaluation of the SCD’s potential benefit in these patients As a result, we are adjusting our guidance for completion of enrollment in the trial. Based on our current enrollment rate, we would anticipate completing the trial by mid-year of 2027. As we continue to add new sites and work with existing sites to ensure they are fully supported in recruiting and enrolling patients, this timeline could shorten, but we would like to be cautious in our predictions at this time. We are clearly disappointed to extend the timeline for completion of enrollment, but our highest priority is that the study is conducted to provide our SCD therapy the opportunity for an optimized outcome and ultimately be available to patients.

Now, turning to the premarket approval, or PMA, application for the adult AKI indication. We are working in parallel to accelerate the path to approval by preparing and submitting modules of the PMA to the FDA in advance of submitting the NEUTRALIZE-AKI clinical results. We have submitted the first module and are preparing additional modules for submission over the coming months. Also, our Breakthrough Device Designation for this indication should enable a priority review of the PMA once we submit the final module with the NEUTRALIZE-AKI clinical results, provided a positive outcome in the trial.

Another important event this quarter was receipt of the Breakthrough Device Designation from the FDA for our SCD therapy for the treatment of hyperinflammation in adult patients with sepsis or a septic condition. I’ve asked Kevin to provide more detail on the importance of this indication, but I’d like to underscore the fact that this is a significant area of unmet need and our existing NEUTRALIZE-AKI trial was designed to include a pre-specified analysis to capture the potential benefit of the SCD therapy in patients with sepsis. As such, when we complete the trial, we should have significant data to demonstrate the impact of the SCD therapy as a potential treatment for patients with AKI and sepsis.

And finally, before I turn the call over to Tim to discuss our plans for continued adoption of QUELIMMUNE, I’d like to recognize members of our military services who are being commemorated today, including Kevin, who has served his country as a military combat physician. In fact, Kevin was recently awarded the Combat Nephrology Award that he received at the Update in Critical Care Nephrology meeting in Madrid, Spain, where he was also the keynote speaker. The award was established to recognize clinicians, researchers, and military medical officers who have made transformative contributions to renal support in extreme, high-acuity, trauma, and combat casualty environments.

It was awarded by peers in the field, and I know Kevin was very honored to receive this award. His drive and passion for the care of patients is unparalleled, and through his work at SeaStar, it is clear that he is truly fighting to save each and every life. So, congratulations Kevin on a well-deserved honor.

And with that, I’ll turn the call over to Tim.

[Tim Varacek, Senior Vice President of Commercial & Business Operations]

Thanks Eric and thanks everyone for joining us today.

As Eric indicated, we saw strong QUELIMMUNE demand this quarter, and we continue to build momentum educating the pediatric critical care and nephrology community. Our primary goal is to continue to expand the market to ensure every pediatric AKI patient has the opportunity to receive the QUELIMMUNE therapy.

Our net revenue for QUELIMMUNE sales jumped significantly to over $630 thousand dollars in the quarter, increasing 247% compared to last year’s third quarter net revenue. And nine-month net revenue more than doubled to $1.7 million dollars, putting us in a position to exceed our guidance of $2 million dollars in QUELIMMUNE revenue for the year. So, we’re very excited to see the growing enthusiasm for our QUELIMMUNE therapy in this ultra-rare condition and expect this to continue in 2027.

Additionally, several recent advances pave the way for a potential smoother path to customer adoption in the future. These include FDA’s confirmation that we have met the requirements of the mandatory Post Approval SAVE Registry, which previously added significant institutional time and effort to the QUELIMMUNE adoption process within pediatric hospital systems. And, as we recently reported, the assignment of ICD-10-PCS codes by CMS will enable hospitals the ability to track, and bill for, procedures that use the QUELIMMUNE therapy.

Now, with respect to our strategy for 2027 and beyond, given the ultra-rare nature of this condition, we will continue to focus on the top 50 pediatric medical centers as our primary target for QUELIMMUNE adoption. Twenty of these top 50 medical institutions are current customers and we expect to continue to increase utilization with existing customers. We have added 10 new customers so far in 2026, and plan to continue our push to add new customers throughout this year and beyond. Based on observed and published outcomes data, we believe our continued focus on QUELIMMUNE education and expansion will potentially save lives in the pediatric patient population and also build the foundation for a potential launch in adult AKI, a much larger and underserved population of patients.

Thank you for your attention, and with that, I’ll turn the presentation over to our Chief Medical Officer, Kevin Chung.

[Kevin Chung, Chief Medical Officer]

Thanks, Tim, and thank you to everyone for listening to our call.

And thank you, Eric, for the kind words. I’ve spent my career caring for the sickest patients in the hospital, first as an Army critical care physician caring for critically ill combat wounded and through the COVID pandemic and beyond. One concept has stuck with me: patients with multiple organ failure and their families deserve better options. Current standards of care are not good enough.

Before I turn to NEUTRALIZE-AKI, I’d like to discuss the SAVE Registry results that we presented at ASN Kidney Week 2026 in late October. The selection of this data as a late-breaker reflects the urgent need for better options for children with sepsis associated AKI.

It is difficult to describe how sick these children are. Many are fighting sepsis and multi-organ failure at the same time, and a substantial number were on extracorporeal membrane oxygenation, or ECMO. Nearly all required invasive mechanical ventilation and vasopressor use to treat circulatory shock. ECMO was utilized in about a third of patients. Historically, less than half of these types of patients survive.

From a safety assessment perspective, no device-related adverse events were reported across 50 treated patients. This matters because these children are so fragile that a complication from the therapy itself could lead to potential harm.

Turning to survival, we compared QUELIMMUNE-treated patients with a clinically aligned cohort from the Kids’ Inpatient Database, or KID, the largest publicly available, all-payer pediatric inpatient database in the United States.

This translated to 65% 90-day survival for QUELIMMUNE-treated patients compared with 47% in the KID cohort, reaching statistical significance with a p-value of 0.043. Sixty-day and in-hospital survival were also statistically significant. And 83% of the QUELIMMUNE-treated patients who did not require renal replacement therapy, or RRT, at baseline were independent of RRT at 90 days.

As a critical care physician, I find higher observed survival in children this sick population very encouraging. It is why we keep pressing to educate pediatric nephrologists and intensivists about QUELIMMUNE and its role within its approved indication.

Now, turning to our NEUTRALIZE-AKI pivotal clinical trial: our randomized, controlled trial designed to assess the SCD therapy in critically ill adult patients with AKI requiring CRRT. The primary endpoint is a composite of mortality or dialysis dependence at 90 days.

We have now enrolled 251 of our total anticipated 339 patients and have continued our site recruitment to accelerate the pace of enrollment. We recently onboarded 4 additional clinical sites and have additional sites that we are working to activate by year end. As Eric indicated, we are using our current enrollment run rate to set a timeline of mid-year 2027 to complete patient enrollment, but we are working hard every day to recruit patients as quickly as possible.

As we have mentioned in the past, the relatively steady rate of enrollment is partially governed by our eligibility criteria which is restrictive by design to ensure we are capturing patients with modifiable disease.

As Eric mentioned, we are also actively working on the Premarket Approval, or PMA, application with the FDA to potentially speed the overall approval process for this important indication. The modular PMA enables the FDA to review and approve portions of our application prior to the trial’s completion. The clinical data module will be submitted after trial completion, provided we see positive results from the trial.

Finally, I’d like to turn to the recent news related to the FDA’s decision to grant us Breakthrough Device Designation for the potential treatment of adult patients with sepsis. Sepsis remains a leading cause of preventable mortality, rehospitalization, and long-term functional or cognitive impairment. Sepsis is involved in one in three hospital deaths in the U.S.

This decision by the FDA underscores the significant unmet need in the treatment of sepsis, which remains one of the most challenging conditions we face in critical care, in large part because merely treating the infection does not necessarily stop the dysregulated immune response that drives organ injury.

The SCD therapy is designed to selectively modulate that response without broadly suppressing the immune system.

That is why we included in our protocol for the ongoing NEUTRALIZE-AKI pivotal clinical trial a pre-specified statistical analysis of the subset of adult patients with AKI and sepsis. As such, we expect to have important data to present to the FDA for this indication in the near term. Provided the results are positive, we will move as quickly as possible to submit the relevant data to the FDA and discuss ways forward to help these patients who today have few options for effectively treating sepsis.

I would add that this is now the seventh indication for which the SCD therapy has received Breakthrough Device Designation. Each reflects the FDA’s determination that the applicable criteria have been met, including a reasonable expectation that the technology could provide more effective treatment for a life-threatening or irreversibly debilitating condition. We believe the breadth of these designations reinforces the disease-agnostic potential of the SCD platform to address dysregulated inflammation across multiple serious conditions, and we are committed to generating the clinical evidence needed to advance these indications.

With that, I’ll hand it over to our CFO, Mike Messinger. Mike…

[Mike Messinger, CFO]

Thank you, Kevin, and thank you all for joining us today!

I’ll provide a brief overview of our financial results for the third quarter of 2026. Please note that our Form 10-Q will be filed with the SEC within the next 24 hours and will include a lengthier discussion of the company’s financial results for the three months ended September 30, 2026. You will find the 10-Q at SEC.gov or through our website at SeaStarMedical.com.

We recorded net revenue for the third quarter of approximately $635 thousand dollars reflecting increased demand for QUELIMMUNE. This represents a 247% increase compared to net revenue of approximately $183 thousand dollars for the third quarter of 2025.

We continue to maintain our gross profit percentage of over 90% in the third quarter of 2026, consistent with the prior quarters this year.

Turning now to operating expenses... In the third quarter of 2026, we reported $5.2 million dollars in operating expenses compared to $3.7 million dollars in the third quarter of 2025. Our research and development expenses increased primarily due to increased clinical research activities associated with the NEUTRALIZE-AKI pivotal study, SCD development expenses and personnel costs compared to the same period in 2025. Our general and administrative spend declined compared to the third quarter of 2025 due primarily to lower personnel costs, as well as a decline in legal, audit, and SEC-related expenses. These decreases were partially offset by increased professional services, director fees, and franchise taxes.

Net loss for the third quarter of 2026 was approximately $4.5 million dollars, or $1.03 per share, based on weighted-average shares outstanding of approximately 4.4 million shares. This compares with a net loss of approximately $3.5 million dollars, or $1.30 per share, in the third quarter of 2025, based on approximately 2.7 million weighted-average shares outstanding.

We had approximately $4.0 million dollars of cash on our balance sheet at September 30, 2026, compared to approximately $12.0 million dollars at December 31, 2025. Our cash balance as of September 30, 2026, does not include the $3.3 million dollars of gross proceeds from the warrant exercises that occurred in October.

And now I’ll turn it back to Eric.

[ERIC Schlorff, Chief Executive Officer]

Thanks Mike.

Our goal today for our third quarter financial results conference call was to provide you with a summary of our progress as well as a clear picture of our future opportunities. We are passionate about our ability to provide a life-saving therapy to critically ill patients who today have no alternative treatment for calming the cytokine storm caused by an overactive immune system.

We believe that the opportunities that lie ahead for SeaStar Medical are significant, and we look forward to reporting our future progress.

With that, I’ll ask the operator to open the call for questions.

[Questions and Answers]

Questions from David Bautz of Zacks Small Cap Research:

Q: David: Hey, good afternoon, everyone, appreciate the update. So, first question is, so with the anticipated timeline for enrollment being pushed back a little bit, do you have an update on the timeline from enrollment completion, the topline data, and then the final PMA submission?

A: Eric Schlorff: Yeah, hey, thank you David for joining. And thank you for the question. I would say, based on the estimated timeline for completion of enrollment, we would anticipate filing the final module of the PMA about 9 months after completing enrollment.

Q: David: Okay. Thanks. So, I want to dive into the QUELIMMUNE numbers if I can. How many hospitals do you currently have as customers and then how many are treating patients, and can you share how many patients were treated in either Q3, Q2, or both quarters, and then, the sales were relatively flat Q2 to Q3, I’m just wondering if you could comment on any reasons for that.

A: Eric Schlorff: Yeah, thanks for the question. Tim, you want to tackle that?

Tim Varacek: Sure. Thanks for the question. So, we have as mentioned 20 customers currently and they’re essentially all using the product. In terms of when they use it, it really is based on their CRRT census, and the patients that come in that are eligible for QUELIMMUNE therapy. The vast majority of the customers that we have are repeat customers and use it as they can for their patients. In terms of the flatness of the revenue versus Q2, what I would compare to is where we were Q3 last year, which is what we had done in the discussion earlier. But what we’re seeing is growing momentum and enthusiasm around the product. The goal here is to continue to add new sites. And then, as we add those sites to ensure that we educate those sites appropriately so they can identify patients and treat them. And that’s the effort. You have to remember, this is an ultra-orphan population, so there’s not a vast quantity of patients that constantly crash the hospital. It really is a unique condition and there are specialized hospitals that are capable of handling those patients and those are the hospitals that we’re focused on.

Q: David: Okay great. Last one, now with the SAVE registry requirement met, are you seeing any changes in hospital adoption or utilization or the ability to bring new hospital customers online?

A: Eric Schlorff: Thanks for the question, David. Tim, I think this one is for you as well.

Tim Varacek: Sure. So, this is very recent, but yes, we are getting very positive responses to the SAVE registry in terms of fulfilling that requirement I’ve personally received emails from customers who are in the pipeline now and moving through the process excited about that. We do think that it will be something that has a positive effect on the overall desire to bring QUELIMMUNE into the hospital because virtually all the customers we talk to, they’re very interested in the device and the technology, and sometimes it’s a matter of resources or timelines, or the amount of effort they have to commit to it. So, the fact that the registry is not mandatory any longer reduces the overall effort level and it does make it a more attractive option for some of these hospital systems that were waiting for something like this to happen.

David: Alright, sounds good, appreciate you taking the questions.

Questions from Anthony Vendetti of Maxim Group:

Q: Anthony: Thank you. First, I wanted to also pass along my congratulations to Kevin, having met him, I’m not surprised. And on Veteran’s Day, it’s definitely something to take time out and remember, so congrats, Kevin. So the question I have is on the Breakthrough Device Designation, I know it’s your seventh one, using SCD therapy for adult patients with sepsis or a septic conditions. Can you just elaborate a little bit on what you think the timeline would be in terms of getting that through the FDA, what do you have to do right now to expedite that process if possible or are you in the process of waiting for them to review it and come up with a plan?

A: Eric Schlorff: Thanks Anthony. One of the things that you have to think about, is the Breakthrough Device Designation is designed in such a way that it allows us to have early discussions with the FDA in a much more timely fashion. As Kevin alluded to, we did proactively design the study to have two prespecified subpopulations: one with sepsis, and one with ARDS or acute respiratory distress syndrome. So that was all preplanned, and as we continue to finish enrollment, and again, the percentage of patients that will have sepsis or a septic condition will likely be north of 70% of the total patient population, so we will in parallel have discussions with FDA about that subpopulation as we complete enrollment and then have discussions as we complete the final analysis on the back end after the last patient has been enrolled and goes through the process of the topline results.

Q: Anthony: Okay, great. So, you’ll do that in parallel. And then, maybe this is more for Michael, so the guidance for the year for ’26 obviously we have just one quarter left was about $2 million or so. I didn’t see any updated guidance in the report, does that mean it’s just remains the same guidance, or has there been any change to that?

A: Eric Schlorff: Mike, go ahead and answer. You got this.

Michael Messinger: Sure, thanks Eric. Thanks, Anthony, it’s good to hear from you. As Tim mentioned, we believe we will exceed our guidance for the year, we aren’t setting a number at this time, obviously it’s an incidence-based indication, but we feel very good about our guidance and obviously we will be looking to provide 2027 guidance earlier in 2027. So, I think we’re good where we are.

Q: Anthony: Okay, sure. And I think you sort of answered this question, Eric: if you complete the trial by midyear 2027, file about 9 months after the completion, so you’d file maybe first quarter 2028, then expected approval maybe first quarter 2029 or first half 2029, is how we should look at it?

A: Eric Schlorff: The guidance from FDA is they have 180 days. Obviously, we don’t control that, but that’s also why we’re putting the modular PMA together so that we can, you know, potentially shorten the final module for the study.

Anthony: So, it could be sooner, but the mid-year 2027 completion is your current guidance. Okay. Those were my questions, so I’ll hop back in the queue. Thanks so much.

[Closing Remarks]

Thank you, operator, and thank you all for joining us today for the SeaStar Medical third quarter financial results conference call. If you have questions, please contact us at ir@seastarmed.com or visit our website at www.seastarmedical.com.

Thank you and goodbye.